                            AGREEMENT AND UNDERTAKING

          Agreement and Undertaking dated March 10, 1995, from MSG HOLDINGS, L.P., a Delaware limited partnership ("New MSG"), MSG EDEN CORPORATION, a Delaware corporation (the "General Partner"), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ("Cablevision"), RAINBOW PROGRAMMING HOLDINGS, INC., a New York corporation ("Rainbow"), RAINBOW GARDEN CORPORATION, a Delaware corporation, GARDEN L.P. HOLDING CORP., a Delaware corporation, ITT CORPORATION, a Delaware corporation ("ITT"), ITT EDEN CORP., a Delaware corporation, and ITT MSG INC., a Delaware corporation (the foregoing corporations, together with New MSG, being collectively referred to as the "Owners"), in favor of the NATIONAL BASKETBALL ASSOCIATION ("NBA"), the member teams of the NBA ("Teams"), NBA PROPERTIES, INC., THE NBA MARKET EXTENSION PARTNERSHIP, PLANET INSURANCE, LTD., and any other entity formed generally by the Teams after this date (together with the NBA, the "NBA Entities").

          WHEREAS, in connection with the merger (the "Merger") of Madison Square Garden Corporation, a Delaware corporation ("Old MSG"), with and into New MSG, New MSG has acquired all of the assets of Old MSG, including Old MSG's NBA franchise and other NBA-related assets (collectively, the "Knickerbockers"), and has assumed all of the liabilities of Old MSG; and

          WHEREAS, each of the other Owners directly or indirectly owns partnership interests in New MSG; and

          WHEREAS, the transfer of the Knickerbockers to New MSG requires the approval of the Board of Governors of the NBA; and

          WHEREAS, the Board of Governors of the NBA has granted such approval upon the condition that each of the Owners executes, delivers and performs this Agreement and Undertaking;

          NOW, THEREFORE, in consideration of the approval by the Board of Governors of the NBA of the transfer to New MSG of the Knickerbockers, New MSG and each of the other Owners agrees and undertakes as follows:

          1. Notwithstanding anything to the contrary in any agreement between New MSG and Old MSG, New MSG shall pay, perform and discharge the following debts, liabilities and obligations, howsoever arising, whether known or unknown, fixed or contingent, mature or unmatured, whether or not existing on the date hereof or arising in the future:

                    (a) all debts, liabilities and obligations of Old MSG and its predecessors under all agreements with players, coaches and other employees of the Knickerbockers including, by way of example but not of limitation, all deferred compensation obligations;

                    (b) all debts, liabilities and obligations of Old MSG and its predecessors under all pension, insurance and other benefit programs covering players, coaches and employees of the Knickerbockers; and

                    (c) all debts, liabilities and obligations of Old MSG and its predecessors to any of the Teams and to any of the other NBA Entities.

          2. New MSG shall pay and be responsible for the payment and performance of Old MSG's share of all debts, liabilities and obligations of the NBA Entities (excluding the other Teams), and New MSG's share of all debts, liabilities and obligations of the NBA Entities (excluding the other Teams).

          3. New MSG shall purchase its workers' compensation insurance with respect to its NBA players through the NBA's league-wide workers' compensation program.

          4. (a) For so long as it owns, directly or indirectly, any interest in an NBA franchise, each Owner shall be bound by and conduct itself in accordance with, and shall cause each of its affiliates and subsidiaries over which it has effective control (collectively, the "Related Parties") to be bound by and conduct itself in accordance with, (i) the Constitution and By-Laws of the NBA, (ii) the governing documents of each of the NBA Entities (excluding the other Teams), (iii) all present and future rules, regulations, memoranda, resolutions and directives of each of the NBA Entities (excluding the other Teams) and the NBA Commissioner, and (iv) any agreements and arrangements to which the Teams generally or any of the other NBA Entities are (or after the date of this agreement may become) subject or by which they or their assets are (or may become) bound, in each case as they may be amended or adopted from time to time and including the custom and practice thereunder (clauses (i)-(iv) collectively, "NBA Rules"), including, but not limited to, (w) NBA Rules relating to franchise relocation, secured indebtedness and ownership transfers,
(x) NBA Rules relating to territorial rights and limitations, (y) NBA Rules relating to the telecast or broadcast, by over-the-air television, non-broadcast television, radio or any other means, whether on a local, regional, national or international basis, of NBA games, and (z) NBA Rules relating to advertising and promotional arrangements with establishments that have or offer legalized gambling.

          (b) Notwithstanding anything to the contrary in paragraph 4(a), the Owners and the NBA Entities acknowledge the following:

               (i) If any act or omission of a Related Party taken on behalf of, as agent for or for the benefit of the Knickerbockers (including, for example, compensation arrangements with players on the Knickerbockers' roster) shall constitute a violation of NBA Rules, the NBA Entities shall have, against the Knickerbockers and the Owner or Owners that control the Related Party, the right to take all actions then permitted under NBA Rules for such violations as though the Knickerbockers and such Owner or Owners had themselves violated NBA Rules, including, but not limited to, the levying of fines or penalties, the exercise of set-off rights against payments due to New MSG and the Knickerbockers from any of the NBA Entities, and the termination of the Knickerbockers NBA franchise or the direct or indirect ownership interest of such Owner or Owners in the Knickerbockers NBA franchise; provided that Cablevision shall not be liable for any fines, penalties or other monetary damages with respect to any such acts or omissions of its Related Parties (but any such fines, penalties or other monetary damages may be assessed against Rainbow, Rainbow's subsidiaries which are Owners, or the Knickerbockers).

              (ii) (A) Subject to paragraph 4(b) (iii) below, if any act or omission of a Related Party shall constitute a violation of NBA Rules not subject to paragraph 4(b)(i), the NBA Entities shall have the right, in accordance with the procedures established under NBA Rules and as their sole remedy under NBA Rules, to terminate the direct or indirect ownership interest in the Knickerbockers of the Owner or Owners that control such Related Party. Any Owner which may be subject to termination of its interest pursuant to the preceding sentence shall be given prior written notice of, and a reasonable period (not to exceed 30 days) to cure such violation, but no notice need be given pursuant to this section for a second violation within any twelve month period of such NBA Rule by the Related Parties of an Owner if a notice has previously been given within such period to the Owner of a prior violation by one of its Related Parties.

                    (B) No Owner shall be subject to termination of its interest for a violation by one of its Related Parties of any NBA Rule that becomes effective after the date of this Agreement and Undertaking unless (a) that NBA Rule relates to the misconduct provisions contained in Article 35.1 (other than paragraph (a) thereof) of the NBA Constitution or any successor to that provision ("Misconduct") or (b) (1) that NBA Rule applies generally to the relationship between an NBA team and any person or entity operating in the same business or line of business as the Related Party (a "Similar Person") and (2) the NBA takes (or causes a Team to take) action that is commercially reasonable, in light of the facts and circumstances (including (A) the proposed termination of the ownership interest in the Knickerbockers of such Owner, (B) the nature and extent of the violation of such Similar Person and the Related Party and (C) the nature of the rights of the NBA against such Similar Person, ((A), (B) and (C), collectively, the "Relevant Considerations")) against any Similar Person (x) against which it (or the Team) has the right to take action and (y) which is then in violation of such NBA Rule. An NBA Rule shall be deemed to have become effective after the date hereof if (i) it is adopted or issued (including, without limitation, the adoption or issuance of instructions or directions pursuant to an NBA Rule which is not self executing without further instruction or direction) after the date hereof, even if the authority to adopt or issue the rule (including, without limitation, the authority to adopt or issue instructions or directions) existed prior to the date hereof, (ii) it constitutes an application, interpretation or implementation of an existing NBA Rule materially different from any prior application, interpretation or implementation of such NBA Rule, or (iii) in the case of an NBA Rule that has not previously been applied, interpreted or implemented, it constitutes an application, interpretation or implementation materially different from the express provisions of such NBA Rule.

                    (C) No Owner shall be subject to termination of its interest for a violation by one of its Related Parties of any NBA Rule that became effective on or prior to the date of this Agreement and Undertaking unless (a) that NBA Rule relates to Misconduct or (b) (1) that NBA Rule applies to the relationship between an NBA team and a Related Party and (2) the NBA takes (or causes a Team to take) action that is commercially reasonable, in light of the facts and circumstances, including the Relevant Considerations, against any Similar Person (x) against which it (or the Team) has the right to take action and (y) which is then in violation of such NBA Rule. Neither the NBA nor, based on a review of the NBA Rules listed on annex A hereto, any Owner has reason to believe that any NBA Rule existing on the date hereof applies to a Related Party materially differently than to the Similar Persons.

             (iii) If any act or omission of a Related Party shall constitute a violation of NBA Rules not subject to paragraph 4(b)(i), the NBA Entities shall have the right against the Related Party to take such action as they may then have under any then applicable law or then existing agreement or arrangement (other than this Agreement and Undertaking and NBA Rules), whether as a direct party, third-party beneficiary or otherwise.

              (iv) If any act or omission of a Related Party creates a cause of action (whether in contract, tort or otherwise) in favor of any NBA Entity, but such act or omission does not constitute a violation of NBA Rules, the NBA Entities shall not have the right to take action against any of the Owners for such act or omission by virtue of this Agreement and Undertaking and NBA Rules (but the NBA Entity having the cause of action shall have the right to pursue it separately under such other agreement, law or doctrine as may be applicable).

               (v) If at any time ITT breaches its agreements with the NBA dated January _, 1995 with respect to its gaming operations, the NBA Entities shall be entitled to exercise such rights and remedies (legal, equitable or otherwise) as may be available to them under that agreement, NBA Rules and applicable law against ITT and its wholly-owned subsidiaries (including, but not limited to, their right to terminate ITT's direct and indirect ownership interests in the Knickerbockers) but shall not have any rights as a result of such breach against New MSG (unless the breach also constitutes a violation of paragraph 4(b)(i) above) or against Cablevision, Rainbow or their respective Related Parties.

              (vi) The consequences of termination of the interest of any Owner in the Knickerbockers shall be as set forth in the NBA Constitution and By-laws, as they may be amended from time to time.

          5. If at any time the Knickerbockers shall be sold, transferred or otherwise assigned to any unaffiliated third-party (whether directly or indirectly, by operation of law or otherwise and including any change of control), all contracts, agreements and other arrangements (including, but not limited to, any leases or telecast or broadcast agreements) between New MSG or any division of New MSG operating the Knickerbockers and any other divisions of New MSG (or if either ITT, on the one hand, or Cablevision or Rainbow, on the other hand, no longer owns a direct or indirect interest in the Knickerbockers, any of New MSG's parent entities or any of their respective controlled subsidiaries), shall terminate upon such sale, transfer or assignment unless the NBA Entities shall otherwise consent.

          6.   Each Owner severally represents, warrants and agrees as follows:

               (a) The Agreement dated as of August 15, 1994 and amended as of September 12, 1994 among ITT, Cablevision and Rainbow (the "Bid Agreement") constitutes a valid and binding obligation enforceable against each of its parties in accordance with its terms, and contains a complete statement of all the arrangements between its parties and their subsidiaries with respect to the ownership and control of New MSG and the other matters included therein. Without limiting the generality of the preceding sentence, pursuant to the Bid
Agreement:

               (i) On the date of this Agreement and Undertaking: (1) the General Partner, as a general partner, owns a 1% partnership interest in New MSG; (2) ITT MSG Inc., as a limited partner, owns an approximately 83.9% partnership interest in New MSG; (3) Garden L.P. Holding Corp., as a limited partner, owns an approximately 15.1% partnership interest in New MSG; (4) the outstanding capital stock of the General Partner is owned equally by ITT Eden Corp. and Rainbow Garden Corporation; (5) ITT MSG Inc. and ITT Eden Corp. are wholly-owned subsidiaries of ITT Corporation and (6) Garden L.P. Holding Corp. and Rainbow Garden Corporation are wholly-owned subsidiaries of Rainbow, which in turn is a wholly-owned subsidiary of Cablevision.

              (ii) Garden L.P. Holding Corp. has the right, exercisable within eighteen months from the date of the Merger, to purchase additional limited partnership interests in New MSG from ITT MSG Inc. such that, following such purchase, Garden L.P. Holding Corp and ITT MSG Inc. would each own a 49.5% limited partnership interest in New MSG (the "Rainbow Post Closing Purchase"). If Garden L.P. Holding Corp. does not consummate the Rainbow Post Closing Purchase, Rainbow has the right, exercisable within 135 days after the expiration of the period in which Rainbow had the right to consummate the Rainbow Post Closing Purchase, to sell to ITT (or its designees), in whole or in part, the interests in New MSG held by Garden L.P. Holding Corp. and Rainbow Garden Corporation (the "ITT Post Closing Purchase").

               (b) Initially, the person representing New MSG on the NBA Board of Governors shall be Rand V. Araskog, and the person having the responsibilities of New MSG's Alternate Governor shall be Robert A. Bowman.

               (c) Except for those securities listed on schedule 1 attached hereto and for options to purchase shares of ITT or Cablevision, in each case, which, if exercised or converted, would not require NBA approval under Article 7(c)(iii) of the NBA Constitution, and the rights of Cablevision and ITT under the Bid Agreement, there are no options, warrants, rights or convertible securities of any kind entitling any person or entity to acquire, directly or indirectly, any shares, partnership interests, debt instruments or other economic rights in New MSG or any of the Owners nor does New MSG or any of the Owners have any obligation to issue any such options, warrants, rights or securities.

               (d) All information furnished by such Owner to the NBA Entities in connection with the request for approval of the acquisition of the Knickerbockers and related financing by New MSG is true and correct in all material respects and has not omitted any material statement which would make such information not misleading.

               (e) With respect to the Merger, all applicable waiting periods under the Hart-Scott-Antitrust Improvement Act of 1976, as amended, have expired, and there are no outstanding requests for additional information under that act or any other law that have not been complied with.

          7. (a) The Owners acknowledge and agree that, subject to paragraph 8 below and Article 7(c)(iii) of the NBA Constitution (which currently shall apply only to transfers of interests in ITT and Cablevision), any direct or indirect change in the ownership of any equity interest (regardless of the size of the interest) in New MSG, the General Partner or any of the other Owners, other than exercise within the time periods described in paragraph 5(a)(ii) of this Agreement and Undertaking of the Rainbow Post Closing Purchase or the ITT Post Closing Purchase (the "Step-Up Options"), or the change in the voting rights of the capital stock of the General Partner contemplated by the Bid Agreement upon the failure of the Rainbow Post Closing Purchases to occur (the "GP Event"), shall require the prior consent of the NBA Board of Governors in accordance with NBA Rules. New MSG shall promptly deliver to the NBA Commissioner a notice of the exercise of either Step-Up Option (which shall include a reasonable description of the extent to which the applicable Step-Up Option has been exercised and the expected closing date of the transaction) or of the occurrence of the GP Event, as the case may be. In each case, the Owners shall deliver to the Commissioner copies of any documents relating to the Step-Up Option or the GP Event that have not previously been delivered and a certificate as to such factual matters arising out of the transaction as the Commissioner shall reasonably request (including, for example, a certificate specifying the direct and indirect ownership interest of each Owner in the Knickerbockers and New MSG, and the names of the directors of the General Partner, after consummation of the transaction, and confirming that the ITT Post Closing Purchase, the Rainbow Post Closing Purchase, or the GP Event, as applicable, has been consummated substantially as described herein).

               (b) For purposes of clarification, the parties have agreed upon the following illustration as an example of the application of Article 7(c)(iii) of the NBA Constitution, as currently drafted:

                    If at anytime (i) Cablevision directly or indirectly, has an equity interest in New MSG of 50%, and (ii) Cablevision's Class A Common Stock then has in the aggregate economic rights equal to 50% of the rights of all common stockholders in Cablevision (after giving effect to all conversions and similar rights), then no holder of Class A Common Stock will be considered to have a 5% or greater interest in New MSG unless it owns 20% or more of the Class A Common Stock.

          8. The parties acknowledge and agree that if shares of ITT and/or Cablevision and/or Rainbow (following the spin-off) shall be sold or transferred in violation of NBA Rules, the NBA Entities shall be entitled to exercise such rights and remedies

(legal, equitable or otherwise) as may be available to them under NBA Rules and applicable law (including, but not limited to, termination of the Knickerbockers NBA franchise or the direct or indirect ownership interest in the Knickerbockers of the transferor or transferee); provided that (a) the NBA Entities shall not be entitled to assess any fines, penalties or other monetary damages against Cablevision with respect to any such violations by it or its Related Parties, but may assess any such fines, penalties or other monetary damages against Rainbow, Rainbow's subsidiaries which are Owners, or the Knickerbockers, (b) the NBA Entities shall not be entitled to seek injunctive relief to prevent any such transaction and (c) such NBA Rules shall not limit the right of the transferor of such shares to convey good title in the shares to a transferee. It is acknowledged and agreed that shares of Cablevision common stock held by members of the family of Charles F. Dolan or trusts established for the benefit of members of the family of Charles F. Dolan shall be deemed to be held by Charles
F. Dolan for the purposes of this Agreement and Undertaking and the NBA Rules. Further, nothing herein or therein shall restrict transfers of such common stock between or among Charles F. Dolan, members of the family of Charles F. Dolan or such family trusts. In addition, any "spin-off" (or other corporate reorganization) of one of the wholly-owned subsidiaries of ITT or Cablevision included in the definition of "Owners" that results in the ownership of common stock of such subsidiary immediately after the spin-off or reorganization being substantially identical to the ownership of common stock of ITT or Cablevision, as the case may be, as of the record date with respect to such spin-off or reorganization (without giving effect to any when-issued trading) shall not constitute a transfer of an interest in a Member under Article 7 of the NBA Constitution, provided that (i) to the extent that and for so long as ITT or Cablevision, as the case may be, are under common control with such subsidiary following such spin-off or reorganization, then ITT or Cablevision, as the case may be, and their respective Related Parties shall continue to be Related Parties for purposes of this Agreement and Undertaking and (ii) such subsidiary certifies to the NBA Commissioner (and provides reasonable support therefor) that the ownership of the common stock of such subsidiary will be "substantially identical" in accordance with this provision.

          9. Subject to the limitations contained in this Agreement and Undertaking, in the event of any breach by any of the Owners of its agreements contained herein, in addition to all other legal and equitable rights and remedies available to the NBA and the Teams, such breach shall constitute a failure to fulfill a contractual obligation within the meaning of Article 13(c) of the NBA Constitution.

          10. This Agreement and Undertaking may be executed in two or more counterparts, which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Owners have executed and delivered this Agreement and Undertaking, intending to be bound hereby, as of the date first written above.

                                       MSG HOLDINGS, L.P.

                                       By:  MSG Eden Corporation,
                                            its General Partner

                                       By: /S/ ROBERT F. SHEEHY
                                          ------------------------------------
                                                   Vice President


                                       MSG EDEN CORPORATION

                                       By: /S/ ROBERT F. SHEEHY
                                          ------------------------------------
                                                   Vice President


                                       CABLEVISION SYSTEMS CORPORATION


                                       By:  /S/ MARC A. LUSTGARTEN
                                          ------------------------------------


                                       RAINBOW PROGRAMMING HOLDINGS, INC.

                                       By: /S/ MARC A. LUSTGARTEN
                                          ------------------------------------


                                       RAINBOW GARDEN CORPORATION

                                       By: /S/ MARC A. LUSTGARTEN
                                          ------------------------------------


                                       GARDEN L.P. HOLDING CORP.

                                       By: /S/ MARC A. LUSTGARTEN
                                          ------------------------------------
                                                MARC A. LUSTGARTEN
                                                   VICE CHAIRMAN

                                       ITT CORPORATION

                                       By: /S/ ROBERT F. SHEEHY
                                          ------------------------------------
                                                   Vice President


                                       ITT EDEN CORP.

                                       By: /S/ ROBERT F. SHEEHY
                                          ------------------------------------
                                                     Vice President


                                       ITT MSG INC.

                                       By: /S/ ROBERT F. SHEEHY
                                          ------------------------------------
                                                     Vice President


ACKNOWLEDGED AND AGREED

NATIONAL BASKETBALL ASSOCIATION,
as agent for the NBA Entities

By: /S/ JEFFREY A. MISKIN
   ------------------------------------

                                  SCHEDULE 1

                                   SCHEDULE I

1. CONVERTIBLE PREFERRED STOCK. On March 31, 1994, Cablevision issued and sold 100,000 shares of its Series E Redeemable Exchangeable Convertible Preferred Stock (the "Series E Preferred Stock") to Toronto-Dominion Investments, Inc. in a private transaction. The Series E Preferred Stock was sold for a purchase price of $1,000 per share and carry a liquidation preference of a like amount plus accrued and unpaid dividends. Dividends accrue at a floating rate of LIBOR plus 2.5 percent and are payable, at Cablevision's option, either in cash or in registered shares of Class A common stock with a value equalling 105 percent of the required dividend. Additional dividend payments may be required with respect to the availability of the dividend received deduction. The Series E Preferred Stock is redeemable at any time at the option of Cablevision at par plus accrued and unpaid dividends to the redemption date and are convertible after March 31, 1995 into Class A common stock, at the option of the holder, at a conversion rate based on 95 percent of the average closing price of the Class A Common Stock for the twenty business days prior to conversion. Additionally, the holders of the Series E Preferred Stock have the right to convert their shares in connection with certain change in control transactions (regardless of when they occur) into a number of shares of Class A Common stock which would yield $100,000 based upon an auction process involving the Class A Common stock issuable on such conversion or, at the holder's election, at a conversion rate based on 95 percent of the average closing price of the Class A Common Stock for the twenty business days prior to conversion. Cablevision has the right to suspend the conversion of the Series E Preferred Stock from March 31, 1995 through March 31, 1997 as long as it is in compliance with its Restricted Group financial covenants and is current in dividend payments of the Series E Preferred Stock.

2. SUTTON CAPITAL SUBORDINATED NOTES. On August 8, 1994, subsidiaries of Cablevision issued promissory notes totalling $151 million, due in 1998 and bearing interest at 6% until the third anniversary and 8% thereafter (increasing to 8% and 10% respectively, if interest is paid in shares of Cablevision's Class A Common Stock). Principal and interest on the notes is payable, at Cablevision's election, in cash or in shares of Cablevision's Class A Common Stock. In certain circumstances, Cablevision may extend the maturity date of the promissory notes until 2003 for certain additional consideration.

3. CABLEVISION OF NEW YORK CITY. Charles F. Dolan holds a 1% limited partnership interest in the subsidiary of Cablevision that holds the New York City cable franchises and holds certain preferential rights therein that entitle him to an annual cash payment (the "Annual Payment") of 14% multiplied by the outstanding balance of his "Minimum Payment". The Minimum Payment is $40.0 million and is to be paid to Mr. Dolan prior to any distributions from CNYC LP to partners other than Mr. Dolan. In addition, Mr. Dolan has the right, exercisable on December 31, 1997, and as of the earlier of (1) December 31, 2000 and (2) December 31 of the first year after 1997 during which CNYC achieves an aggregate of 400,000 subscribers, to require Cablevision to purchase (Mr. Dolan's "put") his interest in such subsidiary. Cablevision has the right to require Mr. Dolan to sell his interest in such subsidiary to Cablevision (Cablevision's "call") during the three year period commencing one year after the expiration of Mr. Dolan's second put. In the event of a put, Mr. Dolan will be entitled to receive from Cablevision the Minimum Payment, any accrued but unpaid Annual Payments, a guaranteed return on certain of his investments in such subsidiary and a Preferred Payment defined as a payment (not exceeding $150.0 million) equal to 40% of the Appraised Equity Value (as defined) of such subsidiary after making certain deductions including a deduction of a 25% compound annual return on approximately 85% of Cablevision's investments with respect to the construction of Phases III, IV and V of CNYC and 100% of certain of Cablevision's other investments in CNYC, including Mr. Dolan's Annual Payment. In the event Cablevision exercises its call, the purchase price will be computed on the same basis as for a put except that there will be no payment in respect of the Appraised Equity Value amount. Cablevision has the right to make payment of the put or call exercise price in the form of shares of Cablevision's Class B Common stock or, if Mr. Dolan so elects, Class A Common Stock, except that all Annual Payments must be paid in cash to the extent permitted under Cablevision's Credit Agreement. Under the Credit Agreement, Cablevision is currently prohibited from paying the put or call exercise price in cash and, accordingly, without the consent of the bank lenders, would be required to pay it in shares of Cablevision's Common Stock.

4. EMPLOYEE STOCK PROGRAMS. Under its employee stock programs, Cablevision has issued to employees options, restricted stock and bonus award shares with respect to its Class A Common Stock. As of the date hereof, there options and awards outstanding representing approximately 1.66 million shares.

5. CABLEVISION OF BOSTON. In June 1994, Cablevision and Cablevision of Boston Limited Partnership ("Cablevision Boston") entered into an agreement which is designed to give Cablevision full ownership of Cablevision Boston. The agreement provides for the acquisition by Cablevision of the interests of Cablevision Boston which it does not already own in a series of transactions. Cablevision and Cablevision Boston have filed with the Securities and

     Exchange Commission a Consent Solicitation Statement/Prospectus with respect to the proposed transactions. Each of the transactions is subject to a number of conditions, including the approval by the limited partners of Cablevision Boston who are unaffiliated with the general partners of Cablevision Boston. Consummation of the transactions would result in the limited partners in Cablevision Boston receiving Class A Common stock of Cablevision with an expected aggregate market value of approximately $40 million.

5. EXISTING PLEDGES. Cablevision has pledged the capital stock of Rainbow Programming to Toronto Dominion (Texas), Inc. as Administrative Agent, in support of Rainbow Programming's senior credit facility. Charles F. Dolan has pledged certain shares of Cablevision stock to various lenders in support of personal loans to himself and to members of his family.

                                     ANNEX A

I.        NBA

     A.   Minutes of the Annual Meeting of the Board of Governors of the NBA

          10/4/94 & 10/5/94, 11/3/93 & 11/4/93, 10/20/92 & 10/21/92, 10/30/91,
          10/24/90 & 10/25/90, 10/3/89 & 10/4/89, 9/28/88 & 9/29/88, 10/12/87,
          10/21/86, 6/26/85, 6/26/84, 6/22/82, 6/2/81, 6/3/80, 6/21/79 &
          6/22/79, 6/14/78 & 6/15/78, 6/15/77 & 6/16/77, 6/16/76 & 6/17/76,
          6/4/75 & 6/5/75

     B.   Minutes of the Special Meeting of the Board of Governors of the NBA

          6/21/94, 4/26/94 & 4/27/94, 2/14/94, 4/27/93 & 4/28/93, 1/15/93,
          4/21/92 & 4/22/92, 4/22/91 & 4/23/91, 2/9/91, 4/23/90 & 4/24/90,
          2/10/90, 4/24/89 & 4/25/89, 2/11/89, 4/25/88 & 4/26/88,
          4/21/87 & 4/22/87, 2/7/87, 4/14/86 & 4/15/86, 2/8/86, 4/15 & 4/16/85,
          2/9/85, 3/26/84 & 3/27/84, 1/15/83, 5/9/83, 3/31/83, 3/11/83, 2/12/83,
          10/10/82, 1/30/82, 9/21/81, 1/30/82, 9/21/81, 1/31/81, 9/18/80,
          3/6/80, 2/2/80, 9/28/79, 6/8/79, 5/7/79, 2/3/79, 8/9/78, 7/7/78,
          2/4/78, 7/13/77, 2/12/77, 9/16/76, 2/2/76 & 2/3/76, 11/10/75,
          10/21/75, 7/1/75

     C.   Minutes of Certain Committee Meetings

          Meeting of NBA Competition Committee 6/25/76

     D.   Charter and By-Laws of NBA

          1.   Certificate of Incorporation of NBA

          2.   By-Laws of NBA

     E.   Telex Memoranda Re NBA Board of Governors Resolutions

          Robertson Settlement Agreement 7/2/76, Sale of Shares by Denver 12/20/76, Election of Directors of Mil(?) 12/20/76, Amendment of
          Rule 12B, Section VII Section C 3/3/77, Houston Transfer (Greenway Plaza Ltd) 3/3/77, Nets Use of Rutgers Arena for '77-'78 10/5/77, Seattle Move from Coliseum to Kingdome 12/15/77, Portland's Request to add Willie Norwood 4/26/78, Proposed Extension of Network TV Contract w/CBS 5/4/78, Fishman v. NBA Settlement 12/28/78, 1980 All-Star/Washington, 1985 All-Star/Boston 4/2/79, Playing Rule Change Restricting Coaches Movement 8/27/79, Dallas Expansion Agreement Modification 4/28/80, 1981 All-Star/Cleveland 6/11/80, Request by Dallas to Carry Players Until 11/10-1/2 1980, Motion to Change Date for Coinflip defeated 4/7/81, CBS Negotiations/Network TV Contract 12/22/81, Denver Transfer (McCombs) 7/14/82, Houston Transfer (Thomas/Shlenker) 8/25/82, Kings Transfer of Stock 8/24/82, Labor Negotiation Implementation of Impasse 11/22/82,

          Continuing Labor Negotiation Salary Limitation Plan 12/16/82, Boston Transfer (Gaston/Dupee/Cohen) 9/23/83, Supersonics' Playing in Tacoma Dome 9/23/83, Phoenix Restructuring/Pledge of Stock & Assets 9/27/83, Agreement w/ Continental Basketball Association 10/13/83, Agreement w/Turner Broadcasting System, Inc. 6/6/84, Cleveland Merger (Nationwide) 10/15/84, Detroit Pistons Financing 12/21/84, LA Lakers Financing 12/21/84, Request by Utah to Play Last Home Games in SLC 12/28/84, Chicago Ownership (Reinsdorf) 1/30/85, Utah Transfer (miller) 5/9/85, CBS Sports Contract 12/20/85, League Wide Comprehensive General Liability Insurance Program 6/6/86, Golden State transfer (Fitz/Finnane/Cullen) 7/9/86, Sacramento Kings Pledge 7/17/86, Agreement w/ National Association of Basketball Referees 9/23/86, San Antonio Transfer (McComb) 12/23/86, Agreement w/Players Association re Moratorium 6/8/87, TBS (Atlanta Hawks) Sale of Equity Units 6/30/87, Dan Finnane Sale of Interest 6/30/87, Detroit Transfer of Home Playing Site to Auburn Hills 8/26/87, Pledge of Denver Nuggets to Heller Financial 9/2/87, Pledge of LA Lakers to Bankers Trust 9/2/87, Clippers Settlement 10/1/87, Agreement w/ Turner Broadcasting Systems, Inc. 11/19/87, Portland Transfer (Paul Allen) 6/28/88, San Antonio Transfer (McCombs 100%) 6/28/88, Charlotte Transfer of Ownership (Shinn) 6/21/89, Orlando Pledge to NCNB National Bank 8/9/89, Agreement w/NBC Sports 11/10/89, Agreement w/ Continental Basketball Association 11/10/89, Denver Transfer (Lee/Bynoe) 11/30/89, Agreement w/Turner Network Television 12/4/89, Denver Pledge to NCNB National Bank 3/9/90, National Radio Contract w/ Public Interest Affiliates, Inc. (PIA) 3/14/90, Houston Pledge to First City 6/29/90, Inc. of Pledge of SA to Wells Fargo 6/29/90, Pledge of Utah Jazz to Sumitomo Trust 8/31/90, Pledge of New Jersey Nets to Chemical Bank 9/28/90, Modification of MN Pledge to 1st Bank, New Jersey Transfer re Taubs 8/2/91, Phoenix Transfer re Ross Farnsworth 12/20/91, Settlement of Defined Gross Revenues Proceeding 2/20/92, Golden State Transfer (Cohan) 2/20/92, Houston/Hardship Application Re Olajuwan 3/31/92, Sacramento Transfer to Jim Thomas 4/3/92, San Antonio Pledge to Esping 4/3/92, Denver Nuggets Transfer (Bynoe/Lee) 9/3/92, Miami Heat Transfer & Pledge (Cunningham/Schaffel) 9/3/92, Agreement w/ Continental Basketball Association 9/15/92, Agreement w/ National Association of Basketball Referees 10/2/92, Boston Restructuring 12/11/92 Disapproved, San Antonio Transfer - SAAC Coleman 3/18/93, San Antonio Transfer to SAAC Coleman re National West 3/24/93, SA Pledge to NatWest 6/24/93, Houston, Phoenix, Sacramento 7/28/93, Turner National Cable TV '94-95 through '97-'98 9/22/93, Re-Weighted Lottery 11/10/93, Copyright Ownership Radio Broadcasts 12/17/93, Minnesota Timberwolves Amending Article 9A 2/22/94, Golden State - Sale to Chris Cohan 1/17/95

     F.   Miscellaneous Agreements

          1. Collective Bargaining Agreement between the NBA and the NBA PLayers Association dated 11/1/88.

          2.   Collective Bargaining Agreement Side Letters

               Reviewed binder containing all of the side letters relating to the Collective Bargaining Agreement (not including materials under tab 8 which were missing from the binder).

          3.   Collective Bargaining Referee Agreements

               Agreement dated 10/1/92 between NBA and National Association of Basketball Referees ("NABR")

               Agreement dated 9/20/86 between NBA and NABR (effective until 9/1/89)

               Agreement dated 12/8/83 between NBA and NABR (effective until 9/1/86)

               Agreement dated 9/6/80 between NBA and NABR (effective until 9/1/83)

               Agreement dated 10/18/77 between NBA and NABR (effective until 9/1/80)

          4.   NBA Players' Benefit Program

          5. NBA Temporary Total Disability Insurance Program Description Booklet Edition 5/9/93

          6. Bermuda Certificate of Registration dated 1/1/81 for Plant Insurance Ltd. under Section 4 of the Insurance Act of 1978 and Certificate of Deposit of Memorandum and Memorandum of Association and By-Laws of Association of Plant Insurance LTD. dated 7/14/79.

          7.   Bridgeman Stipulation and Settlement Agreement

          8. Summary Plan Description for the NBA Pension Plan for General Managers, Coaches, Assistant Coaches and Trainers dated 2/91.

          9.   NBA Staff Employee Pension Plan (as amended through 2/1/82)

         10. NBA Pension Plan for General Managers, Coaches, Assistant Coaches and Trainers Restated (Effective 6/1/84)

         11.   NBA Players' Pension Plan Restated (Effective 2/2/84)

         12.   NBA Referees' Pension Plan (as Amended through 2/1/82)

     G.  NBA Operations Manual '94-95

II.       NBA PROPERTIES, INC. ("NBAP")

     A.   Minutes of Meetings of the Board of Directors of NBAP

          4/27/94, 4/28/93, 10/21/92, 4/22/92, 4/23/91, 10/25/90, 2/10/90,
          4/25/89, 2/6/88, 4/15/86, 6/26/85, 6/26/84, 6/21/83, 1/30/82,
          1/31/81, 2/2/80, 2/3/79, 2/4/78, 9/16/76, 8/10/72, 6/24/71

     B.   Minutes of Annual Meetings of Shareholders of NBAP

          4/27/94, 4/28/93, 4/22/92, 4/23/91, 2/10/90, 4/25/89, 2/6/88,
          4/15/86, 6/26/85, 6/26/84, 6/21/83, 1/30/82, 1/31/81, 2/2/80,
          2/3/79, 2/4/78, 9/16/76, 8/10/72, 6/24/71, 8/6/70

     C.   Minutes of a Special Meeting of the Directors of NBAP

          2/2/76, 1/23/73

     D.   Minutes of Annual Meeting of Stockholders and Directors of NBAP

          6/5/75, 6/21/74, 6/21/73

     E. Minutes of a Special Combined Meeting of Shareholders and Directors of NBAP

          1/14/75

     F.   Minutes of First Meeting of Board of Directors of NBAP

          9/5/67

     G.   Minutes of Special Meeting of the Board of Directors of NBAP

          1/22/68

     H. Minutes of the Special Meeting of the Executive Committee of the Board of Directors of NBAP

          8/28/69, 6/5/68, 5/8/68

     I. Waiver of Notice of Special Meeting of the Executive Committee of the Board of Directors of NBAP

          6/5/68, 8/22/68

     J.   Waiver of Notice of Special Meeting of the Stockholders of NBAP

          8/22/68 re CA Sports, Incorporated and 8/22/68 re Riko Enterprises, Incorporated

     K.   Minutes of Special Meeting of Stockholders of NBAP

          8/22/68

     L    Charter and By-Laws of NBAP

          1.   Certificate of Incorporation of NBAP dated 8/30/67.

          2. Certificate of Amendment of the Certificate of Incorporation of NBAP dated 9/30/76.

          3.   By-Laws of NBAP.

     M.   Miscellaneous

          1. Agreement and Official Signatures of Corporation between NBAP and Chemical Bank dated 4/81 for account number 112-011128, dated 9/22/76 for account number 026-014114, and dated 4/81 for account number 112-006361.

          2.   Certificates of Officers dated 4/81 and 9/22/76 of NBAP to
               Chemical.

          3.   Application for Checking Accounts for NBAP dated 1968.

          4.   Resolutions of NBAP re Bank Account Authorization dated 9/16/76.

          5.   Agreement dated 9/15/81 between NBAP and NBA Entertainment, Inc.

          6.   Designation of NBAP president 11/23/81.

          7. Certificate of Merger of NBA International, Ltd. into NBAP dated 11/25/92 and certified by the Secretary of State as of 6/14/94.

          8. Assignment and Assumption of License Agreements dated as of 12/1/92 by and between NBAP (assignor), and NBA Entertainment, Inc., (assignee).

          9.   Stock Certificates of Ownership of NBA Properties, Inc.

          10. Letter of Resignation of George Gallonty, Robert Kaufman and Ronald Schecht dated 9/5/67.

III.      NBA INTERNATIONAL, LTD. ("NBAI")

     A.   Action By Written Instrument of the Sole Incorporator of NBAI

          3/2/87

     B.   Action by Written Consent of Directors of NBAI

          11/15/88

     C.   Unanimous Consent in lieu of Annual Meeting of Shareholders of NBAI

          11/15/88

     D.   Charter and By-Laws of NBAI

          1.   Certificate of Inc. of NBAI dated 2/23/87.

          2.   By-Laws of NBAI.

IV.       NBA ENTERTAINMENT, INC. ("NBAE")

     A.   Unanimous Consent of the Board of Directors of NBAE

          9/26/94

     B. Unanimous Consent in Lieu of Annual Meeting of the Board of Directors of NBAE

          11/30/93, 1/4/91, 11/15/88, 7/1/87,  7/1/86, 7/1/85, 7/2/84, 6/30/83,
          11/3/82, 9/15/81

     C. Unanimous Consent in lieu of Annual Meeting of the Shareholders of NBAE

          1/4/91, 11/15/88, 7/1/87, 7/1/86, 7/1/85, 7/2/84, 6/30/83, 11/3/82

     D.   Waiver of Notice of Incorporator's Meeting

          9/15/81

     E.   Unanimous Consent in Lieu of First Shareholders Meeting of NBAE

          9/15/81

     F.   Minutes of Incorporator's Meeting of NBAE

          9/15/81

     G.   Written Consent of the Board of Directors of NBAE

          2/17/94

     H.   Written Consent of Sole Stockholder of NBAE

          2/17/94

     I.   Miscellaneous

          1.   Certificate of Incorporation of NBAE

          2.   By-Laws of NBAE

          3.   Agreement dated 9/15/81 between NBAP and NBAE